Exhibit 10.1
SUPPLY AND DISTRIBUTION AGREEMENT
     THIS AGREEMENT, entered into the 15th day of November, 2007, by and between Neoprobe Corporation, a Delaware corporation having a place of business at 425 Metro Place North, Suite 300, Dublin, Ohio 43017 (“Supplier”), and Cardinal Health 414, LLC, a Delaware limited liability company, having a place of business at 7000 Cardinal Place, Dublin, Ohio 43017 (“Cardinal Health”).
     WHEREAS, Supplier intends to manufacture and sell various radiopharmaceutical products, including a product identified as Lymphoseek®, as hereinafter described in greater detail (the “Product”); and
     WHEREAS, Cardinal Health desires to purchase from Supplier on an exclusive basis, and Supplier desires to manufacture and sell to Cardinal Health on an exclusive basis within the Territory, the Product on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties mutually agree as follows:
1. DEFINITION OF TERMS
1.1	“Affiliate(s)” means any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2	“Applicable Laws” means all laws, ordinances, rules and regulations applicable to the Product or any aspect thereof and to the obligations of Cardinal Health or Supplier, as the context requires, under this Agreement, including, without limitation, (a) all applicable federal, state and local laws and regulations, (b) the U.S. Food, Drug and Cosmetic Act (21 U.S.C. §201, et seq.), and (c) the current Good Manufacturing Practices promulgated by the FDA, each as amended from time to time.

1.3	“Contract Year” means four calendar quarters beginning with the first calendar quarter following the Effective Date, and each twelve (12) month period beginning with the corresponding month in subsequent calendar years. Contract Year 1 shall also include the also include those days prior to the first calendar quarter following the Effective Date.

1.4	“Effective Date” means the date of approval by the FDA of a New Drug Application for the Product.

1.5	“FDA” means the U.S. Food and Drug Administration.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
1.6	“Procedure” means a single diagnostic procedure (specifically, a single surgical or preoperative imaging application of Sentinel Lymph Node Biopsy) for which the Product is dispensed by Cardinal Health for administration to a single patient.

1.7	“Product” shall mean Lymphoseek, as more specifically described in Schedule 1.7, which is incorporated into this Agreement.

1.8	“Provisional Transfer Cost” means (a) through the end of the first Contract Year, [*] per Vial delivered to Cardinal Health, and (b) beginning with the second Contract Year and continuing thereafter during the Term, the dollar amount per Vial that is equal to the greater of (i) [*] percent ([*]%) of the average retail sales price of the Product per Procedure by Cardinal Health during the prior Contract Year, or (ii) [*] Dollars ([*]) per Vial delivered to Cardinal Health.

1.9	“Revenue” means the sales revenue received by Cardinal Health, net of any rebates, returns, credits and allowances, resulting directly from the sale of the Product.

1.10	“Revenue Share Amount” means the dollar amount due to Supplier that is equal to Revenue multiplied by the applicable percentage set forth on Schedule 1.10, but only to the extent such amount exceeds the Provisional Transfer Cost paid to Supplier by Cardinal Health.

1.11	“Specifications” shall mean the manufacturing, labeling and packaging specifications defined in an FDA New Drug Application for the Product.

1.12	“Term” means the duration of this Agreement as set forth in Section 2 below.

1.13	“Territory” means the fifty states of the United States of America.

1.14	“Vial” shall mean one vial of the Product, as further identified in Schedule 1.7.
2. TERM OF AGREEMENT
2.1	Unless earlier terminated pursuant to the terms herein, this Agreement shall commence upon the date set forth in the first paragraph hereof and shall continue in effect for a period of sixty (60) months from the Effective Date.
2.2	The Term of this Agreement will automatically renew for an additional Contract Year (and shall continue to renew annually thereafter), unless either party gives notice of non-renewal to the other party at least six (6) months before the expiration of the then-current Term.
3. EXCLUSIVE SALE AND PURCHASE OF THE PRODUCTS
3.1	Following the Effective Date, Supplier agrees to manufacture and sell the Product exclusively to Cardinal Health in the Territory, and Cardinal Health agrees to purchase the Product exclusively from Supplier in the Territory in accordance with

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
the provisions of this Agreement. Cardinal Health shall be entitled to compound and distribute unit doses (i.e., prescriptions for a single Procedure) to customers located within the Territory for use within the Territory, and to distribute the Product in bulk form to end-users or subdistributors located within the Territory for use within the Territory, including, but not limited to, hospitals, clinics and mobile imaging services; provided however that (i) no such subdistributor may appoint any other subdistributor, (ii) Cardinal Health assumes full responsibility for compliance with all applicable restrictions and obligations by each subdistributor, and (iii) all payments and reports due on account of subdistributor activity will be made by and through Cardinal Health together with Cardinal Health’s other payments and reports.

3.2	For purposes of calculating the Revenue Share Amounts below, sales of Product in bulk form (i.e., not compounded) shall be presumed to be on the basis of [*] per Vial. The volume, price and ratio per vial of sales in bulk form will be reviewed periodically by the Steering Committee and may be adjusted as deemed appropriate by the Steering Committee.
4. REVENUE SHARE AMOUNT
4.1	Within thirty (30) days following the end of each month during the Term, Cardinal Health shall provide to Supplier data on the sales of the Product sufficiently detailed to allow Supplier to calculate the number of Procedures performed and the applicable Revenue Share Amount.

4.2	Within forty-five (45) days following the end of each calendar quarter of the Term, Cardinal Health will pay to Supplier the Revenue Share Amount by annualizing the number of Procedures sold during the applicable quarter (the “Quarterly Revenue Share Amount”) and will provide to Supplier a report setting forth in reasonable detail the basis for the calculation of the Quarterly Revenue Share Amount.

4.3	For each Contract Year, Cardinal Health shall calculate the annual Revenue Share Amount due to Supplier (the “Annual Revenue Share Amount”). If the Annual Revenue Share Amount is less than the sum of the Quarterly Revenue Share Amounts paid during the applicable Contract Year, Supplier shall refund the excess to Cardinal Health within forty-five (45) days of notice of such excess. If the Annual Revenue Share Amount is greater than the sum of the Quarterly Revenue Share Amounts for the applicable Contract Year, Cardinal Health shall remit the balance due to Supplier within forty-five (45) days following the last day of the applicable Contract Year.

4.4	In the event the Provisional Transfer Cost of Vials used related to Procedures sold during a given quarter exceeds the amount calculated pursuant to Schedule 1.10, Cardinal Health shall be entitled to a credit against the Revenue Share Amount due to Supplier in the next applicable period or periods in the amount of such excess. However, for purposes of calculating the Revenue Share Amount for the applicable

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
period, in no case can the number of Vials used for any given calendar quarter included in the calculation exceed the number of Procedures sold in the calculation.
5. PROVISIONAL TRANSFER COST; SHIPMENT TERMS; MILESTONE PAYMENTS
5.1	The price to be paid for Vials of the Products purchased by Cardinal Health under this Agreement shall be the Provisional Transfer Cost.

5.2	All prices are F.O.B. Cardinal Health’s national radiopharmaceutical distribution center.

5.3	Prices do not include any sales, use, excise or other similar taxes or duties. Cardinal Health shall pay all such taxes and duties and any personal property taxes or other similar charges assessed on the Product after delivery to the carrier.

5.4	Unless otherwise agreed by the parties in writing, Cardinal Health shall make payment separately for each purchase order filled by Supplier. Cardinal Health shall pay all invoice amounts within thirty (30) days of the date of Cardinal Health’s shipment of the Product from Cardinal Health’s national distribution center to another point of destination (i.e., Cardinal Health nuclear pharmacy or independent pharmacy).

5.5	Title to and risk of loss or damage to the Product shall pass to Cardinal Health on placement of Product in the hands of a carrier for shipment from Cardinal Health’s national distribution center to another point of destination.

5.6	In addition to the Revenue Share Amount and Provisional Transfer Cost, Cardinal Health shall pay to Supplier the following payments (the “Milestone Payments”):
     (a) Upon Cardinal’s sale of [*] cumulative Procedures, [*];
     (b) Upon Cardinal’s sale of [*] cumulative Procedures, [*];
     (c) Upon Cardinal’s sale of [*] cumulative Procedures, [*]; and
     (d) Upon Cardinal’s sale of [*] cumulative Procedures, [*].
5.7	Cardinal Health shall pay the applicable Milestone Payment within forty-five (45) days of the end of the quarter in which Cardinal Health achieves the applicable milestone Procedures amount as set forth in Section 5.5.
6. ORDERING PROCEDURES; NO MINIMUM PURCHASE REQUIREMENT; MINIMUM SALES REQUIREMENT

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
6.1	Cardinal Health shall submit its orders for the Product through Supplier’s Customer Service representative. Cardinal Health may also submit orders by facsimile to (614) 793-7522. Each order submitted by facsimile or in other written form must specify (a) the number of Vials of the Product to be purchased and (b) the desired delivery dates. Except for the information specified in the preceding clauses (a) and (b), the terms of the Cardinal Health’s purchase orders or any other documents submitted by Cardinal Health shall be of no force and effect, and the terms of such purchase and sale shall be governed solely by this Agreement.

6.2	Cardinal Health will provide Supplier with real-time electronic access to inventory quantity and shipment information regarding Product distributed from its national radiopharmaceutical distribution center referenced in 5.2.

6.3	Supplier will use reasonable commercial efforts to manufacture and supply the Product in the amounts and at the times specified by Cardinal Health.

6.4	Cardinal Health has no obligation to purchase from Supplier any minimum dollar volume of the Product, however, commencing with the second Contract Year and, for each Contract Year thereafter, Cardinal Health shall be required to sell not less than the greater of (i) [*] percent ([*]%) of the number of Procedures sold during the prior Contract Year or (ii) [*] Procedures (the “Minimum Sales Requirement”). In the event Cardinal Health does not meet the Minimum Sales Requirement for any Contract Year, within thirty (30) days following the expiration of such Contract Year, Cardinal must either (a) pay to Supplier the additional Revenue Share Amount (based on the average sales price and Procedure/Vial ratio that existed for the first three quarters of the Contract Year) that Supplier would have earned if Cardinal Health had met the Minimum Sales Requirement or (b) terminate Supplier’s exclusivity obligation under this Agreement.
7. STEERING COMMITTEE; RETAIL PRICE
7.1	Cardinal Health and Supplier agree to establish a Steering Committee comprised of an equal number of representatives from each party. The Steering Committee will meet periodically, but no less frequently than semi-annually. The Steering Committee shall be responsible for reviewing performance and economics of the distribution of the Product including, without limitation, consideration of reimbursement rate, actual product labeling, average selling price, number of Procedures per Vial, market penetration and Supplier production forecasts.

7.2	The Steering Committee will discuss and suggest the retail sales price for the Product; provided however, that Cardinal Health has sole discretion to establish the retail sales price and that the Provisional Transfer Price per vial may not be decreased below $[*] per Vial

8. AUDIT RIGHTS
8.1	Each party (each such party, an “Obligated Party”) agrees to permit the other party (each such party, an “Auditing Party”) to appoint an independent certified accountant, acceptable and approved by the Obligated Party, to examine during reasonable business hours, upon ten (10) business days prior written notice and not more frequently than once each rolling twelve (12) calendar months, the books and records of the Obligated Party only to the extent necessary to verify compliance with this Agreement. The Auditing Party shall make such examination at its sole cost and expense; provided however, that in the event such audit reveals a material breach of the Obligated Party’s obligations under this Agreement, such Obligated Party shall bear the reasonable costs and expenses of the audit.

8.2	Unless otherwise agreed to by the Parties, if as a result of the audit performed pursuant to Section 8.1, the independent certified accountant determines that Cardinal Health has under-reported any information necessary to calculate Revenue Share Amount for the Product and as a result Supplier has received less than it should have under the Agreement, Cardinal Health shall, no later than forty-five (45) business days after receiving notice of such underpayment, remit to Neoprobe the amount of the underpayment. If as a result of the audit performed pursuant to Section 8.1, the independent certified accountant determines that Cardinal Health has over-reported any information used to calculate the Revenue Share Amount for the Product and as a result Supplier has received more than it should have under the Agreement, Cardinal Health shall be entitled to a credit against the Revenue Share Amount due to Supplier in the next applicable period in the amount of such excess.

8.3	The Auditing Party shall treat the information provided by the Obligated Party as confidential information except that the Auditing Party may disclose such information to its auditors, accountants and attorneys to the extent reasonably necessary to conduct such audit.
9. DUTIES OF CARDINAL HEALTH
9.1	In addition to all other obligations set forth in this Agreement, Cardinal Health shall:
(a)	use diligent efforts to market the Product, including creating promotional, educational, marketing and sales materials and a marketing plan acceptable to the Supplier; provided that Supplier may at its expense undertake certain promotional and/or marketing activities; and

(b)	secure any governmental or regulatory approvals, at its own expense, necessary for its purchase, use or resale of the Product and provide proof of regulatory notification or approval as requested by Supplier; and

(c)	comply at all times with all Applicable Laws governing the performance of its obligations hereunder.

10. DUTIES OF SUPPLIER
10.1	In addition to all other obligations set forth in this Agreement, Supplier shall:
(a)	manufacture, label and package the Product in accordance with the Specifications;

(b)	notify Cardinal Health promptly in writing should Supplier become aware of any defect or condition which may render the Product in violation of any Applicable Laws; and

(c)	comply at all times with all Applicable Laws governing the manufacture, labeling, packaging or sale of the Product or the performance of Supplier’s obligations hereunder.
11. REPRESENTATIONS AND WARRANTIES
11.1	Such party (a) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (b) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (c) is in compliance with all requirements of Applicable Laws, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

11.2	Such party (a) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

11.3	This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

11.4	All necessary consents, approvals and authorizations of all regulatory authorities and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

11.5	The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Laws, and (b) do not materially conflict with, or constitute a material default or require any consent under, any contractual obligation of such party.
12. PRODUCT WARRANTIES
12.1 Supplier warrants that the Product shall:
(a)	conform to the Specifications;

(b)	be free from defects in material and workmanship; and

(c)	not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended (21 U.S.C. §201, et seq.), and the regulations promulgated from time to time thereunder.
THE WARRANTIES IN SECTION 9.1 ARE THE SOLE AND EXCLUSIVE WARRANTIES AS TO SUPPLIER’S PRODUCTS, AND ARE EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, ORAL OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY ORAL OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NONINFRINGEMENT AND SUPPLIER DOES NOT MAKE ANY WARRANTY TO CARDINAL HEALTH’S CUSTOMERS OR AGENTS. EXCEPT TO THE EXTENT THAT INDEMNIFICATION IS AVAILABLE UNDER SECTION 13.2 BELOW, CARDINAL HEALTH’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING WARRANTIES SHALL BE REPLACEMENT OF OR (AT SUPPLIER’S OPTION OR IF REPLACEMENT IS IMPRACTICAL) REFUND FOR RETURNED NON-CONFORMING VIALS OF PRODUCT FOR WHICH FULL DOCUMENTATION AND PROOF OF NON-CONFORMITY IS PROVIDED TO SUPPLIER WITHIN 60 DAYS AFTER THE ORIGINAL NON-CONFORMING VIALS ARE SHIPPED BY SUPPLIER.
13. INDEMNIFICATION; LIMITATIONS OF LIABILITY
13.1	Cardinal Health shall indemnify and hold harmless Supplier, its Affiliates, and their respective directors, officers, employees and agents (“Supplier Indemnitees”) from and against any and Losses (as defined in section 13.4) arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement, (b) any negligence or willful misconduct by Cardinal Health, or (c) any dispensing by Cardinal of the Product, except to the extent that any of the foregoing arises out of or results from any Supplier Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2	Supplier shall indemnify and hold harmless Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Losses (as defined in section 13.4) arising out of or resulting from (a) any breach of its representations, warranties or obligations set forth in this Agreement, (b) any manufacture, sale, promotion, distribution of the Product by Supplier, or any person’s use of or exposure to the Product, (c) any actual or alleged infringement or violation of any U.S. patent, trade secret, copyright, trademark or other proprietary rights related to the Product, or (d) any negligence or willful misconduct by Supplier, except to the extent that any of the foregoing arises out of or results from any Cardinal Health Indemnitee’s negligence, willful misconduct or breach of this Agreement.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
13.3	All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification: (a) promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (b) cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense), and (c) not compromising or settling any claim or liability without prior written consent of the indemnifying party.

13.4	For purposes of this Section 13, “Losses” shall mean all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) in connection with any suit, demand or action by any third party.

13.5	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY NATURE, INCLUDING LOST OR ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, REGARDLESS OF WHETHER THE LIABILITY ARISES OUT OF BREACH OF CONTRACT, BREACH OF WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER THEORY. THE LIMITATIONS IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE ANY LIABILITY FOR LOSSES PURSUANT TO SECTION 13.1 OR 13.2 HEREOF.
14. INSURANCE
14.1	Supplier shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (a) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $[*], and (b) Product and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $[*]. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal Health and its Affiliates shall be named as additional insureds under the Product and Completed Operations Liability insurance policies as respects the Product. Supplier shall furnish certificates of insurance upon request for all of the above noted policies and required additional insured status. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

15. CONFIDENTIALITY
15.1	Cardinal Health and Supplier agree that they will not disclose the other party’s Confidential Information (as defined in Section 15.2) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates provided that such Affiliates agree to be bound by the terms of this Section.

15.2	As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Supplier, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the terms of this Agreement.

15.3	Notwithstanding Section 15.2, Confidential Information does not include information that (a) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (b) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, (c) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (d) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.
16. USE OF TRADEMARKS
16.1	Subject to the terms and conditions of this Agreement, Supplier hereby grants to Cardinal Health the non-exclusive right to use Supplier’s trademarks, trade names and logos (the “Supplier Marks”) as listed in Schedule 16.1 solely in connection with its distribution, promotion and marketing of the Product hereunder. Cardinal Health recognizes Supplier’s exclusive ownership of the Supplier Marks and agrees to comply with any reasonable usage requirements and/or quality control guidelines with respect to the Supplier Marks as Supplier may reasonably prescribe in writing from time to time. All goodwill resulting from the use of the Supplier Marks by Cardinal Health shall belong to and inure solely to the benefit of Supplier. Cardinal

Health shall not undertake any act that would impair the Supplier Marks or the goodwill associated therewith. In particular, Cardinal Health shall not use the Supplier Marks except as authorized in this Agreement. Cardinal Health shall promptly notify Supplier in writing of any actual or suspected infringement of the Supplier Marks by a third party of which Cardinal Health becomes aware.
16.2	Cardinal Health will produce all sales and marketing materials used in connection with the sale and marketing of the Product. Cardinal Health will provide marketing collateral to its sales personnel in the Territory. Supplier must approve Product claims and labeling.
17. REGULATORY MATTERS
17.1	Each party will notify the other promptly in writing, but in all cases within five business days, of learning of any event that either materially affects, or could reasonably be expected to materially affect, the marketing of the Product, including without limitation any complaint regarding the Product, report of adverse event with respect to the Product, and any inquiry or other communication, whether oral or written, received from any person, including any governmental or regulatory authority.
17.2	In the event that either party obtains information that a Product may not meet the approved specifications or labeling for such Product, or is otherwise defective, misbranded or adulterated, such party shall notify the other party immediately and both parties shall cooperate fully regarding the investigation and disposition of such matter. Cardinal Health and Supplier shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall, product withdrawal or field correction of the Product. In the event any applicable governmental or regulatory authority should issue a request, directive or order that a Product be recalled or withdrawn, Cardinal Health agrees to cooperate fully with Supplier in the recall and take all corrective action necessary to resolve the situation. The Supplier shall bear the costs incurred in affecting a recall, except to the extent such recall is directly attributable to the actions or omissions of Cardinal Health or a breach of its obligations hereunder, in which case Cardinal Health shall be responsible for all expenses reasonably incurred by Supplier in effecting the recall.
18. TERMINATION
18.1	Either party may terminate this Agreement as follows:
(a)	if the other party commits a material breach of any of the provisions of this Agreement and does not cure such breach within thirty (30) days after the non-breaching party gives written notice thereof; or

(b)	immediately in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.
18.2	Following the expiration or termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (a) their respective obligations to pay monies due or which become due on or subsequent to the date of expiration or termination, and (b) any other respective obligations under this Agreement which specifically survive after the date of expiration or termination.
19. MISCELLANEOUS
19.1	All notices and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered personally, (b) when delivered by facsimile transmission (receipt confirmed), (c) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (d) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Supplier:	Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, Ohio 43017
Attn: President
Facsimile: (614) 793 - 7522

With a copy to:	Porter, Wright, Morris & Arthur, LLP
41 South High Street, Suite 2800
Columbus, Ohio 43215
Attn: William J. Kelly, Jr.
Facsimile: (614) 227-2100

To Cardinal Health:	Cardinal Health 414, LLC
7000 Cardinal Place
Dublin, Ohio 43017
Attn: President-NPS
Facsimile: (614)-757-8311

With a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attn: VP, General Counsel—N.P.S.
Facsimile: (614) 757-3142
19.2	This Agreement, the attachments and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

19.3	The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement

19.4	The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

19.5	Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

19.6	If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

19.7	The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

19.8	This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate (in which case the assigning party shall remain jointly and severally liable and responsible with any such Affiliate for the performance of this Agreement) or to a successor to substantially all of the business or assets of the assigning company.

19.9	This Agreement shall be governed by and construed under the laws of the State of Ohio, excluding its conflicts of law provisions.

19.10	In any action or proceeding between the parties in connection with this Agreement, the court shall have the authority to award and apportion costs, including reasonable attorneys’ fees and other costs incurred by the parties, taking into account the circumstances of the case, the conduct of the parties during the proceeding, and the result.

19.11	Any action or proceeding arising out of or relating to this Agreement may be brought in the state or federal courts located in Franklin County, Ohio, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this Section 19.11 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party in any manner set forth in Section 19.1, provided that the foregoing shall not affect the right of a party to serve process in any other manner permitted by law.

19.12	This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

19.13	Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure. Specifically, if either party determines that this Agreement must be disclosed in a filing with the Securities and Exchange Commission, that party shall use its best efforts to obtain confidential treatment of the pricing and revenue share amounts set forth in this Agreement and will consult with the other party, at least two business days prior to filing, regarding the information to be disclosed.

19.14	The rights and obligations of the parties shall continue under Section 13 (Indemnification: Limitations of Liability), 14 (Insurance), to the extent expressly stated therein, 15 (Confidentiality), 17 (Regulatory Matters), 18 (Termination), and 19 (Miscellaneous) notwithstanding expiration or termination of this Agreement.

19.15	Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.

19.16	The terms and conditions of this Agreement are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Agreement does not confer such rights, upon any other person or entity.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

NEOPROBE CORPORATION

By:	/s/ David C. Bupp

	Name:	David C. Bupp

	Title:	President & CEO

CARDINAL HEALTH 414, LLC

By:	/s/ Gordon Troup

	Name:	Gordon Troup

	Title:	President

Schedule 1.7
Lymphoseek Description
1.0    Product Name
Lymphoseek®
2.0    Chemical Name and Structure
Technetium-99m-diethylenetriamine pentaacetic acid-mannosyl-dextran (TcDTPA-mannosyl-dextran)
Chemical Structure:
3.0    Proposed Indications
Lymphoseek is indicated for use in preoperative and/or intraoperative localization of sentinel lymph node(s) draining the primary site of a tumor in patients with melanoma or breast cancers.
4.0    Dosage Form and Dosing Regimen
Patients will receive a single dose of 50 µg Lymphoseek radiolabeled with 0.5 or 1.0 mCi 99mTc. The amount of 99m Tc used will be related to the time between injection of Lymphoseek and surgery. 0.5 mCi 99m TC should be used for patients scheduled for surgery the same day as the injection of Lymphoseek. For those patients that are scheduled for surgery the following day after injection with Lymphoseek should have the radiotracer labeled with 1.0 mCi 99m Tc.

* Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
Schedule 1.10
Revenue Share Pricing Tier Table
Supplier’s Revenue Share will be based upon the number of Procedures sold by Cardinal Health during the Contract Year and the average number of Procedures that Cardinal Health is able to dispense per Vial during such Contract Year as follows:

Pricing Tier Table

Number of Procedures		Procedures per Vial
(Annualized)

Less
Greater	Than or	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Than	Equal To

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Example (Quarterly Revenue Share Calculation in Contract Year 1):

Number of Procedures Dispensed = [*]
Number of Vials Used = [*]
Procedures per Vial = [*]
Provisional Transfer Cost of Vials [*]
CH Revenue = [*]
Number of Procedures (annualized) = [*]
Revenue Share Percentage = [*]
Revenue Share Calculation = [*].

Schedule 16.1
List of Supplier Registered Trademarks, Trademarks, Trade Names and Logos
Neoprobe®
Lymphoseek®